Exhibit 16.1

[KPMG LLP letterhead]

April 25, 2003

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Moog Inc. (the Company) and, under the date of November 6, 2002, we reported on the consolidated financial statements of Moog Inc. and subsidiaries as of and for the years ended September 28, 2002 and September 29, 2001. On April 21, 2003, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated April 21, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements that: (1) the Company engaged Ernst & Young LLP as its new independent public accountants effective April 21, 2003; (2) in connection with the audits of the Company's financial statements there were no disagreements between the Company and PricewaterhouseCoopers GmbH, on any matter of accounting principles or practices, consolidated financial statement disclosure, or auditing scope and procedures, which, if not resolved to the satisfaction of PricewaterhouseCoopers GmbH would have caused them to make reference to the matter in their reports; (3) that the Company has not consulted with Ernst & Young LLP during the periods specified regarding the application of accounting principles to a specified transaction or the type of opinion that might be rendered on the Company's consolidated financial statements.

Very truly yours,

/s/ KPMG LLP